EXHIBIT 23


BDO Seidman, LLP
Accountants and Consultants
238 Peachtree Center Avenue, Suite 800
Atlanta, Georgia  30303-1230
Telephone:  (404) 688-6841
Fax:  (404) 688-1075


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Interface, Inc.
Atlanta, Georgia



         We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 22, 1999, relating to the consolidated financial statements appearing in the Company's Annual Report to Shareholders and schedule of Interface, Inc. which are, respectively, incorporated by reference to, and included in, the Company's Form 10-K for the year ended January 3, 1999.

         We also consent to the reference to us under the caption "Experts" in the Prospectus.



                                /s/ BDO Seidman LLP
                                BDO SEIDMAN, LLP

Atlanta, Georgia
December 27, 1999